JOINT LIFE SURVIVORSHIP VARIABLE

UNIVERSAL LIFE INSURANCE POLICY

[Insured	[John A Doe]

Insured	[Jane M Doe]

Policy Number:	[1-000-000Z]

Policy Date:	[December 1, 2022]]

Flexible Premium Joint Second Death Variable Universal Life Insurance with Fixed Indexed Account Options

Variable Benefits, Nonparticipating

EVEN IF PLANNED PREMIUMS ARE PAID, IT IS POSSIBLE THAT THE POLICY MAY TERMINATE BEFORE THE SECOND INSURED’S DEATH DUE TO CHANGES IN INTEREST CREDITED, AND MONTHLY CHARGES. ADDITIONALLY, LOANS, PARTIAL SURRENDERS AND DEATH BENEFIT OPTION CHANGES MAY AFFECT THE LENGTH OF TIME THE POLICY STAYS IN FORCE.

THE FACE AMOUNT IS SHOWN ON THE POLICY DATA PAGES. THE DEATH BENEFIT WILL VARY DEPENDING ON THE DEATH BENEFIT OPTION ELECTED. THE VALUES OF THIS POLICY ALLOCATED TO THE VARIABLE SEPARATE ACCOUNT ARE NOT GUARANTEED AND WILL DECREASE OR INCREASE WITH INVESTMENT EXPERIENCE. THERE IS NO GUARANTEED MINIMUM ACCUMULATION VALUE.

Values allocated to the fixed indexed accounts may be affected by the interest credits associated with the referenced index. Values allocated to the variable separate account participate directly in, and are subject to, the investment performance of the underlying equity investments.

Notice of Your Right to Examine This Policy.

It is important to us that you are satisfied with this policy after it is issued. If you are not satisfied with it, you may return the policy to us or our agent within 30 days after you receive it. If you return the policy, you will receive a full refund of any premiums within 7 days of the date we receive your notice of cancellation. If you change your policy and that change results in an increase in death benefit, you will again have a right to examine the policy. If you are not then satisfied, you may return the policy within the times given above and the requested change will be cancelled.

READ YOUR POLICY CAREFULLY

THIS IS A LEGAL CONTRACT

Subject to the provisions of this policy, we promise to pay to the beneficiary the death proceeds when we receive proof satisfactory to us of the second insured’s death. This policy, including any change to it, is issued in consideration of the application for this policy and the payment of the premiums. The owner and the beneficiary are as named in the initial application unless they are changed as provided in this policy.

Signed for Minnesota Life Insurance Company, a stock company, at [St. Paul, Minnesota], on the policy date.

[

/s/ Renee D. Montz	/s/ Christopher M. Hilger
Secretary	President]

Minnesota Life Insurance Company

[400 Robert Street North

St. Paul, MN 55101-2098

www.minnesotalife.com

651-665-3500]

ICC22-20258

If you have questions or complaints about this policy, you may contact your advisor, us, or the insurance department of your state at the following location.

Insurance Department of: [    ]

[Address]

[Address]

Telephone Number [     ]

Toll Free Telephone Number    [         ]

TABLE OF CONTENTS

Definitions	[3]

General Information	[6]

Death Benefit	[7]

Beneficiary	[8]

Payment of Surrender Value or Death Proceeds	[8]

Premiums	[10]

Allocation of Premiums	[11]

Accounts	[11]

Requested Transfers	[16]

Basis of Values	[18]

Policy Loans	[18]

Policy Changes	[21]

Policy Charges	[22]

Grace Period	[23]

Reinstatement	[24]

Surrender	[24]

Additional Information	[26]

ICC22-20258

Policy Data Pages

Joint Life Survivorship Variable Universal Life Insurance Policy

[Marketing Name]

Insured:	[John A. Doe]

Issue Age:	[35]

Sex:	[Male]

Insured:	[Jane M. Doe]

Issue Age:	[35]

Sex:	[Female]

Policy Number:	[1-000-000Z]

Policy Date:	[December 1, 2022]

[Policy Change Date:	December 1, 2023]

Death Benefit Option:	[Level]

Insurance Amount as of:	[December 1, 2022]
Face Amount	[$500,000]
[Term Insurance Amount	[$100,000]]
Total Insurance Amount	[$600,000]

Premium

Monthly Initial Minimum Premium:	[$539.44] effective [December 1, 2022]

Planned Premium:	[$937.50] [Quarterly]

Maturity Date:	[December 1, 2108]

This policy may not mature on the maturity date even if planned premiums are paid because the current cost of insurance and interest rates are not guaranteed, policy loans and partial surrenders may be taken, the investment performance of the funds in the Separate Account may be negative, you may change your death benefit option or because of requested changes to your face amount of insurance. We will pay the cash surrender value or death proceeds, if any, of the policy on the maturity date. If coverage continues to the maturity date, there may be little or no cash surrender value.

[This policy has been changed effective [Month DD, CCYY]. The original policy data pages and any changes in effect prior to [Month DD, CCYY] are replaced by these policy data pages. If we required evidence of insurability to change this policy, the incontestability and suicide periods with respect to the change will be measured from [Month DD, CCYY].

Signed for Minnesota Life Insurance Company

at St. Paul, Minnesota on the adjusted policy date

/s/[Renee D. Montz    /s/Christopher M Hilger

Secretary                President]]

1-000-000Z
ICC22-20258-DP	1.1

Policy Data Pages

Basic Policy Coverage
Effective: [December 1, 2022] Insured: [John A. Doe] Age: [35] Sex: [Male] Risk Class: [Standard Non-Tobacco] [Cash Extra: [$100.00] monthly charge [until Month DD, CCYY]]

Insured: [Jane M. Doe]
Age: [35]
Sex: [Female]
Risk Class: [Standard Non-Tobacco]
[Cash Extra: [$100.00] monthly charge [until Month DD, CCYY]]

Additional Agreements

[No Lapse Guarantee Agreement

Effective: [December 1, 2022]

[There is a monthly charge for this agreement.]]

[Overloan Protection Agreement

Effective: [December 1, 2022]

There is a one-time charge for this agreement when it is exercised.]

(If no agreements are chosen, this section will not print)

1-000-000Z
ICC22-20258-DP	[1.2]

Policy Data Pages

INFORMATION ABOUT THE AVAILABLE ACCOUNTS

[FIXED INDEXED ACCOUNTS:

[With a Growth Cap and Participation Rate

The credit for a fixed indexed account with a growth cap and participation rate includes an index credit. The index credit for a segment is equal to the value of the segment on the index credit date multiplied by the segment growth rate.

The segment growth rate for each segment of a fixed indexed account with a growth cap and participation rate is equal to the index growth rate, subject to the growth cap and the growth floor, multiplied by the participation rate.]

[Indexed Account A:

Index:	[Standard & Poor’s 500® Composite Stock Price Index excluding dividends, or its successor. (1)]

Segment Term:	1 year

Index Credit Term:	1 year

Maximum Indexed Account Charge:	0%

Maximum Index Segment Charge:	0%

Participation Rate:	100%

Growth Floor:	0%

Growth Cap:	Minimum 2.00% set for each segment on the segment date.]

[Indexed Account B:

Index:	[Standard & Poor’s 500® Composite Stock Price Index excluding dividends, or its successor. (1)]

Segment Term:	1 year

Index Credit Term:	1 year

Maximum Indexed Account Charge:	0%

Maximum Index Segment Charge:	0%

Participation Rate:	140%

Growth Floor:	0%

Growth Cap:	Minimum 1.43% set for each segment on the segment date.]

[Indexed Account G:

Index:	[Standard & Poor’s 500® Low Volatility Index excluding dividends, or its successor. (1)]

Segment Term:	1 year

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Policy Data Pages

Index Credit Term:	1 year

Maximum Indexed Account Charge:	0%

Maximum Index Segment Charge:	0%

Participation Rate:	Minimum 10% set for each segment on the segment date.

Growth Floor:	0%

Growth Cap:	Unlimited] ]

INDEX-LINKED RETURNS FOR [STANDARD & POOR’S 500®], DO NOT INCLUDE THE PORTION OF RETURNS GENERATED BY THE UNDERLYING INDEX THAT COME FROM DIVIDENDS.

ANY ELEMENT DEFINED AS OF THE SEGMENT DATE ON EACH FIXED INDEXED ACCOUNT CAN BE CHANGED BY MINNESOTA LIFE. ANY CHANGE IN THE ELEMENT WOULD AFFECT THE INDEX CREDITS, AND WOULD THUS AFFECT THE ACCUMULATION VALUE IN THAT FIXED INDEXED ACCOUNT. ANY CHANGE IN THE ELEMENT IS SUBJECT TO ANY GUARANTEE AND WILL BE BASED ON FUTURE ANTICIPATED EXPERIENCE.

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ICC22-20258-DP	[1.4]

Policy Data Pages

FIXED INDEXED ACCOUNT OPTIONS DISCLOSURES

[(1) The “S&P 500 Index” and “S&P 500 Low Volatility Index” are products of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”), and have been licensed for use by Minnesota Life Insurance Company. Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC, a division of S&P Global (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by Minnesota Life Insurance Company (“Minnesota Life’). The Indexed Universal Life Insurance Policy Series (“the Policies”) are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices does not make any representation or warranty, express or implied, to the owners of the Policies or any member of the public regarding the advisability of investing in securities generally or in the Policies particularly or the ability of the S&P 500 Index or S&P 500 Low Volatility Index to track general market performance. Past performance of an index is not an indication or guarantee of future results. S&P Dow Jones Indices only relationship to Minnesota Life with respect to the S&P 500 Index and S&P 500 Low Volatility Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The S&P 500 Index and S&P 500 Low Volatility Index are determined, composed and calculated by S&P Dow Jones Indices without regard to Minnesota Life or the Policies. S&P Dow Jones Indices has no obligation to take the needs of Minnesota Life or the owners of the Policies into consideration in determining, composing or calculating the S&P 500 Index or S&P 500 Low Volatility Index. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the Policies or the timing of the issuance or sale of the Policies or in the determination or calculation of the equation by which the Policies are to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the Policies. There is no assurance that investment products based on the S&P 500 Index or the S&P 500 Low Volatility Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor or tax advisor. A tax advisor should be consulted to evaluate the impact of any tax-exempt securities on portfolios and the tax consequences of making any particular investment decision. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

NEITHER S&P DOW JONES INDICES NOR THIRD PARTY LICENSOR GUARANTEES THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500 INDEX, S&P 500 LOW VOLATILITY INDEX, OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY MINNESOTA LIFE, OWNERS OF THE POLICIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX, S&P 500 LOW VOLATILITY INDEX, OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD-PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND MINNESOTA LIFE, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

]

1-000-000Z
ICC22-20258-DP	[1.5]

Policy Data Pages

Policy Loan Information

Fixed Interest Rate:	[5]%

Variable Interest Rate:	[4.50%] effective through [December 1, 2023]

Variable Interest Rate Policy Loans Available:	[December 1, 2023]

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ICC22-20258-DP	[1.6]

Policy Data Pages

Other Important Information

Interim Account Transfer Date:	The 3rd Friday of each month

Death Benefit Qualification Test:	[Guideline Premium Test]

Guaranteed Interest Rate:	2.00%

Net Amount at Risk Divisor:	1.001652

Available Death Benefit Options:

Level option - The death benefit equals the face amount.

[Increasing option – The death benefit equals the face amount plus the accumulation value of the policy upon the second death.]

[Sum of Premiums option – The death benefit equals the face amount plus the sum of all premiums paid less the sum of all partial surrenders, subject to the maximum Sum of Premiums death benefit shown below.]

[Maximum Sum of Premiums death benefit:	[$1,000,000]]

Nonforfeiture Mortality Table: [2017 Commissioners Standard Ordinary Gender Distinct, Tobacco Distinct, Age Nearest Birthday, Ultimate Mortality Table]

[2017 Commissioners Standard Ordinary Tobacco Distinct, Age Nearest Birthday, Table B (80% Male, 20% Female), Ultimate Mortality Table]

Industry Standard Regulation: Section 4C(6) of the NAIC Variable Life Insurance Regulation, Model #270 using Actuarial Guideline XXIV.

[This policy was originally issued as the result of an exchange from another Minnesota Life/Securian Life policy.]

1-000-000Z
ICC22-20258-DP	[1.7]

Policy Data Pages

[Guideline Premium Test Death Benefit Percentage Factors:

Age of Younger Insured	Percentage	Age of Younger Insured	Percentage	Age of Younger Insured	Percentage

0-40	250%	54	157%	68	117%
41	243%	55	150%	69	116%
42	236%	56	146%	70	115%
43	229%	57	142%	71	113%
44	222%	58	138%	72	111%
45	215%	59	134%	73	109%
46	209%	60	130%	74	107%
47	203%	61	128%	75-90	105%
48	197%	62	126%	91	104%
49	191%	63	124%	92	103%
50	185%	64	122%	93	102%
51	178%	65	120%	94	101%
52	171%	66	119%	95-121	100%]
53	164%	67	118%

[Cash Value Accumulation Test Table of Factors

The values represent the applicable CVAT factors at each policy anniversary. Please contact us for the CVAT factors that occur on dates other than the policy anniversary.

	To Anniversary		To Anniversary		To Anniversary		To Anniversary
Factor	Date In	Factor	Date In	Factor	Date In	Factor	Date In

[2.9699	2023	1.8141	2048	1.1644	2073	1	2098
2.9116	2024	1.7790	2049	1.1496	2074	1	2099
2.8546	2025	1.7447	2050	1.1359	2075	1	2100
2.7986	2026	1.7112	2051	1.1232	2076	1	2101
2.7438	2027	1.6783	2052	1.1115	2077	1	2102

2.6900	2028	1.6462	2053	1.1008	2078	1	2103
2.6373	2029	1.6149	2054	1.0911	2079	1	2104
2.5857	2030	1.5842	2055	1.0820	2080	1	2105
2.5351	2031	1.5543	2056	1.0736	2081	1	2106
2.4855	2032	1.5251	2057	1.0655	2082	1	2107

2.4368	2033	1.4966	2058	1.0574	2083	1	2108]]
2.3892	2034	1.4688	2059	1.0490	2084
2.3424	2035	1.4417	2060	1.0400	2085
2.2966	2036	1.4154	2061	1.0297	2086
2.2518	2037	1.3898	2062	1.0170	2087

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ICC22-20258-DP	[1.8]

Policy Data Pages

2.2078	2038	1.3650	2063	1	2088
2.1647	2039	1.3410	2064	1	2089
2.1224	2040	1.3179	2065	1	2090
2.0810	2041	1.2955	2066	1	2091
2.0405	2042	1.2740	2067	1	2092

2.0007	2043	1.2534	2068	1	2093
1.9618	2044	1.2337	2069	1	2094
1.9237	2045	1.2150	2070	1	2095
1.8864	2046	1.1972	2071	1	2096
1.8499	2047	1.1803	2072	1	2097

1-000-000Z
ICC22-20258-DP	[1.9]

Policy Data Pages

Maximum Monthly Cost of Insurance Rates

[The maximum monthly cost of insurance rates are listed per $1,000 of net amount at risk. The rate is applied to the base coverage [and to the term insurance agreement]. The maximum monthly cost of insurance rates are based on the [2001 Commissioners Standard Ordinary Gender Distinct, Tobacco Distinct, Age Nearest Birthday, Ultimate Mortality Table].]

Rate	To Anniversary Date In	Rate	To Anniversary Date In	Rate	To Anniversary Date In	Rate	To Anniversary Date In

[0.00008	2023	0.09647	2048	5.85338	2073	75.47284	2098
0.00026	2024	0.11609	2049	6.67629	2074	83.17960	2099
0.00048	2025	0.14025	2050	7.72437	2075	83.33333	2100
0.00073	2026	0.16889	2051	8.86433	2076	83.33333	2101
0.00102	2027	0.20234	2052	10.10084	2077	83.33333	2102

0.00136	2028	0.24143	2053	11.33218	2078	83.33333	2103
0.00177	2029	0.28636	2054	12.22439	2079	83.33333	2104
0.00228	2030	0.33768	2055	13.42338	2080	83.33333	2105
0.00291	2031	0.39743	2056	14.98048	2081	83.33333	2106
0.00369	2032	0.46574	2057	16.88145	2082	83.33333	2107

0.00467	2033	0.54748	2058	19.21169	2083	83.33333	2108]
0.00584	2034	0.64438	2059	21.49846	2084
0.00730	2035	0.76481	2060	23.94682	2085
0.00888	2036	0.90311	2061	24.75310	2086
0.01077	2037	1.06159	2062	26.35975	2087

0.01316	2038	1.24527	2063	28.73671	2088
0.01607	2039	1.45678	2064	31.23543	2089
0.01980	2040	1.70511	2065	34.13909	2090
0.02430	2041	1.99759	2066	37.45990	2091
0.02992	2042	2.33783	2067	41.31436	2092

0.03695	2043	2.72825	2068	45.73402	2093
0.04547	2044	3.21523	2069	50.58031	2094
0.05561	2045	3.76975	2070	55.90818	2095
0.06702	2046	4.37520	2071	61.68799	2096
0.08041	2047	5.06393	2072	68.20109	2097

1-000-000Z
ICC22-20258-DP	[1.10]

Policy Data Pages

Other Policy Charges

Premium Charge

A maximum of 10.0% of each premium paid.

Monthly Policy Charge

The Monthly Policy Charge will not exceed $30.00 per month plus $0.0125 per $1,000 of face amount per month.

Illustrative Report Charge

The maximum charge for an additional annual illustration is $250.00.

Mortality and Expense Risk Charge

A maximum of 0.08% of the accumulation value per month.

Policy Change Transaction Charge

The maximum Policy Change Transaction Charge is $200.00 per policy change transaction.

Transfer Transaction Charge

The maximum Transfer Transaction Charge is $200.00 per transfer transaction.

Partial Surrender Transaction Charge

The lesser of $25 or 2% of the amount of the partial surrender.

Policy Issue Charge

Each of the following Policy Issue Charge(s) will be assessed monthly against the accumulation value.

Amount	Effective	Until
[0.00	December 1, 2022	December 1, 2032]

[No Lapse Guarantee Agreement Charge

The monthly NLGA charge will not exceed $[2.00] per $1,000 of face amount per month.]

[Overloan Protection Agreement Charge

The maximum charge is 10% of the accumulation value, assessed once when this agreement is exercised.]

Electronic Funds Transfer Charge

The maximum Electronic Funds Transfer Charge will not exceed $250.00 per transfer when amounts are transferred from your policy.

1-000-000Z
ICC22-20258-DP	[1.11]

Policy Data Pages

[No Lapse Guarantee Agreement (NLGA) Account Value Information

NLGA Interest Rate:	[4.60%]
NLGA Net Amount at Risk Divisor:	[1.003755]
NLGA Premium Charge:	A maximum of [15.0]% of each premium paid.

NLGA Annual Premium Limitation:	[$82,740]
Maximum Variable Sub-Account Percentage:	[20.00%]

NLGA Policy Issue Charge

Amount	Effective	Until
[57.85	December 1, 2022	December 1, 2047]]

1-000-000Z
ICC22-20258-DP	[1.12]

Policy Data Pages

[NLGA Value Guaranteed Maximum Monthly Cost of Insurance Rates

The NLGA Value guaranteed maximum monthly cost of insurance rates are listed per $1,000 of net amount at risk. [For a special risk class the cost of insurance rates are a multiple of the rating percentage and never larger than 83.33333.]

Rate	To Anniversary Date In	Rate	To Anniversary Date In	Rate	To Anniversary Date In	Rate	To Anniversary Date In
[0.00003	2023	0.02609	2048	2.51380	2073	0	2098
0.00009	2024	0.03143	2049	2.96443	2074	0	2099
0.00015	2025	0.03802	2050	3.54062	2075	0	2100
0.00022	2026	0.04586	2051	4.19492	2076	0	2101
0.00030	2027	0.05505	2052	4.93394	2077	0	2102
0.00039	2028	0.06586	2053	5.71748	2078	0	2103
0.00050	2029	0.07858	2054	6.39246	2079	0	2104
0.00064	2030	0.09352	2055	7.24683	2080	0	2105
0.00081	2031	0.11118	2056	8.31279	2081	0	2106
0.00102	2032	0.13207	2057	9.59058	2082	0	2107
0.00128	2033	0.15752	2058	11.12197	2083	0	2108]]
0.00159	2034	0.18878	2059	12.66978	2084
0.00198	2035	0.22839	2060	14.34074	2085
0.00240	2036	0.27524	2061	15.31211	2086
0.00290	2037	0.33058	2062	16.69999	2087
0.00354	2038	0.39661	2063	0	2088
0.00432	2039	0.47625	2064	0	2089
0.00532	2040	0.57278	2065	0	2090
0.00654	2041	0.69019	2066	0	2091
0.00806	2042	0.83168	2067	0	2092
0.00997	2043	1.00023	2068	0	2093
0.01229	2044	1.21535	2069	0	2094
0.01503	2045	1.47006	2080	0	2095
0.01811	2046	1.76147	2071	0	2096
0.02174	2047	2.10550	2072	0	2097

1-000-000Z
ICC22-20258-DP	[1.13]

Policy Data Pages

Surrender Value or Death Proceeds Alternative Settlement Options

Option 1: Interest Payments

Please refer to the “Payment of Surrender Value or Death Proceeds” section of your policy.

Option 2: Payments for a Specified Period

Monthly payments per $1,000 of proceeds applied under this option are shown below.

Number of Years	Monthly Payments
5	$17.08
10	8.75
15	5.98
20	4.59
25	3.76

Option 3: Life Income

[Monthly payments per $1,000 of proceeds based on the [2012 Individual Annuity Mortality Table projected to the year 2020 with Projection Scale G2] and applied under this option are shown below.

Life Income with Payments Guaranteed for Male

Age	Life	5 Years	10 Years	20 Years
[50	$2.82	$2.82	$2.81	$2.76
55	3.18	3.17	3.15	3.06
60	3.63	3.62	3.59	3.41
65	4.24	4.22	4.15	3.80
70	5.10	5.05	4.89	4.18
75	6.37	6.25	5.86	4.44]

Life Income with Payments Guaranteed for Female

Age	Life	5 Years	10 Years	20 Years
[50	$2.68	$2.68	$2.67	$2.64
55	3.00	3.00	2.99	2.92
60	3.42	3.41	3.38	3.26
65	3.96	3.95	3.90	3.65
70	4.71	4.68	4.57	4.04
75	5.81	5.73	5.47	4.36] ]

[Monthly payments for each $1,000 of proceeds based on the [2012 Individual Annuity Mortality Table projected to the year 2020 with Projection Scale G2] and applied under this option are shown below.

Life Income with Payments Guaranteed for Unisex

Age	Life	5 Years	10 Years	20 Years
[50	$2.71	$2.71	$2.70	$2.67
55	3.04	3.03	3.02	2.95
60	3.46	3.45	3.43	3.29
65	4.02	4.00	3.95	3.68
70	4.79	4.76	4.64	4.07
75	5.93	5.84	5.56	4.38] ]

Option 4: Payments of a Specified Amount

Please refer to the “Payment of Surrender Value or Death Proceeds” section of your policy.

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ICC22-20258-DP	[1.14]

Policy Data Pages

Settlement Option Guaranteed Annual Interest Rate: 1%

1-000-000Z
ICC22-20258-DP	[1.15]

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Surrender Charges

The maximum Surrender Charges shown below will be assessed against the accumulation value at the time this policy is surrendered in full.

Amount	Through	Amount	Through	Amount	Through
[$11,049.24	01/2023	$10,665.24	05/2026	$10,258.08	09/2029
$11,049.24	02/2023	$10,665.24	06/2026	$10,258.08	10/2029
$11,049.24	03/2023	$10,665.24	07/2026	$10,258.08	11/2029
$11,049.24	04/2023	$10,665.24	08/2026	$10,258.08	12/2029
$11,049.24	05/2023	$10,665.24	09/2026	$10,117.00	01/2030
$11,049.24	06/2023	$10,665.24	10/2026	$10,117.00	02/2030
$11,049.24	07/2023	$10,665.24	11/2026	$10,117.00	03/2030
$11,049.24	08/2023	$10,665.24	12/2026	$10,117.00	04/2030
$11,049.24	09/2023	$10,532.16	01/2027	$10,117.00	05/2030
$11,049.24	10/2023	$10,532.16	02/2027	$10,117.00	06/2030
$11,049.24	11/2023	$10,532.16	03/2027	$10,117.00	07/2030
$11,049.24	12/2023	$10,532.16	04/2027	$10,117.00	08/2030
$10,923.74	01/2024	$10,532.16	05/2027	$10,117.00	09/2030
$10,923.74	02/2024	$10,532.16	06/2027	$10,117.00	10/2030
$10,923.74	03/2024	$10,532.16	07/2027	$10,117.00	11/2030
$10,923.74	04/2024	$10,532.16	08/2027	$10,117.00	12/2030
$10,923.74	05/2024	$10,532.16	09/2027	$9,973.16	01/2031
$10,923.74	06/2024	$10,532.16	10/2027	$9,973.16	02/2031
$10,923.74	07/2024	$10,532.16	11/2027	$9,973.16	03/2031
$10,923.74	08/2024	$10,532.16	12/2027	$9,973.16	04/2031
$10,923.74	09/2024	$10,396.45	01/2028	$9,973.16	05/2031
$10,923.74	10/2024	$10,396.45	02/2028	$9,973.16	06/2031
$10,923.74	11/2024	$10,396.45	03/2028	$9,973.16	07/2031
$10,923.74	12/2024	$10,396.45	04/2028	$9,973.16	08/2031
$10,795.75	01/2025	$10,396.45	05/2028	$9,973.16	09/2031
$10,795.75	02/2025	$10,396.45	06/2028	$9,973.16	10/2031
$10,795.75	03/2025	$10,396.45	07/2028	$9,973.16	11/2031
$10,795.75	04/2025	$10,396.45	08/2028	$9,973.16	12/2031
$10,795.75	05/2025	$10,396.45	09/2028	$9,826.54	01/2032
$10,795.75	06/2025	$10,396.45	10/2028	$9,826.54	02/2032
$10,795.75	07/2025	$10,396.45	11/2028	$9,826.54	03/2032
$10,795.75	08/2025	$10,396.45	12/2028	$9,826.54	04/2032
$10,795.75	09/2025	$10,258.08	01/2029	$9,826.54	05/2032
$10,795.75	10/2025	$10,258.08	02/2029	$9,826.54	06/2032
$10,795.75	11/2025	$10,258.08	03/2029	$9,826.54	07/2032
$10,795.75	12/2025	$10,258.08	04/2029	$9,826.54	08/2032
$10,665.24	01/2026	$10,258.08	05/2029	$9,826.54	09/2032
$10,665.24	02/2026	$10,258.08	06/2029	$9,826.54	10/2032
$10,665.24	03/2026	$10,258.08	07/2029	$9,826.54	11/2032
$10,665.24	04/2026	$10,258.08	08/2029	$9,826.54	12/2032]

1-000-000Z
ICC22-20258-DP	[1.16]

Summary of Policy Features

This policy is a flexible premium variable universal life policy with fixed indexed account options. As long as the policy is in force, a death benefit is payable upon the second death of the two insureds. Premiums, less premium charges, are allocated to the guaranteed interest account, the variable separate account, the fixed indexed accounts, or any combination of the accounts available.

Death Proceeds

The amount payable to the beneficiary on the second death is the total of the following amounts:

(1)  the death benefit; plus

(2)  any additional insurance payable upon the second death provided by an additional agreement; plus

(3)  any premium paid after the date of the second death; minus

(4)  any unpaid policy charges which we assess against accumulation value; minus

(5)  any indebtedness.

Variability

Accumulation value in the variable separate account will reflect the investment experience of the sub-accounts you choose.

Investment experience may, depending on the death benefit option selected, increase the amount of the death benefit.

Accumulation Value

The net premiums you pay for this policy become part of the accumulation value. The accumulation value is available to you during the lifetime of either insured, to be used:

(1)  As collateral for a loan or as a policy loan.

(2)  To continue insurance protection if you cannot, or do not wish to, continue paying premiums subject to the terms of        this policy.

(3)  To obtain cash by surrendering your policy, in full, or in part.

Surrender Value Proceeds

The amount payable to the owner when the policy is surrendered is:

(1)  the accumulation value of the policy; minus

(2)  any unpaid policy charges which we assess against the accumulation value; minus

(3)  any indebtedness; minus

(4)  the surrender charge, if applicable.

Additional Agreements

The additional agreements, if any, are attached to the policy and listed on the policy data pages and are described more fully in the additional agreements themselves.

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Definitions

When we use the following words, this is what we mean:

1940 Act

The Investment Company Act of 1940, as amended, or any similar successor federal act.

accumulation value

The sum of the values under this policy in the guaranteed interest account, the fixed loan account, interim account, fixed indexed accounts, and variable separate account.

ages

Each insured’s issue age plus the number of complete policy years elapsed.

Code

The U.S. Internal Revenue Code of 1986, as amended.

face amount

The face amount is the amount of insurance shown on the policy data pages.

fund

A mutual fund or separate investment portfolio within a series mutual fund which we designate as an eligible investment for the separate account and its sub-accounts.

general account

All assets of the Minnesota Life Insurance Company other than those in the variable separate account or in other fully insulated separate accounts established by us.

good order

All necessary documents and forms are complete and in our possession. To be in good order, instruction must be sufficiently clear so that we do not need to exercise any discretion to follow such instructions and any payment amount must meet our minimum requirements to complete the request. We reserve the right to change, from time to time, our requirements for what constitutes good order and which documents, forms and payment amounts are required in order for us to complete your request.

growth cap

A growth cap is the maximum growth rate of a segment in any index credit term. The growth cap is shown on the policy data pages.

growth floor

A growth floor is the minimum growth rate of a segment during all index credit terms. The growth floor is shown on the policy data pages.

guaranteed interest rate

The rate of interest that is guaranteed for this policy’s general account options is equal to the value shown on the policy data pages.

indebtedness

The sum of any outstanding policy loans and any unpaid policy loan interest.

ICC22-20258	Minnesota Life Insurance Company	3

index credit date

The date at the end of the index credit term, on which any credits from a fixed indexed account are earned.

index credit term

The time period over which changes in the underlying indices of a segment are measured for purposes of calculating the credit from a fixed indexed account for that segment. The index credit term for any fixed indexed account is shown on the policy data pages.

initial minimum premium

The amount of premium required to put the policy in force. The initial minimum premium is shown on the policy data pages.

insureds

The two persons whose lives are insured under this policy.

issue ages

Each insured’s age at nearest birthday as of the policy date.

last in, first out

The method by which accumulation value will be removed from segments of the fixed indexed accounts for monthly charge, policy loan, and partial surrender transactions.

Last in, first out means that the accumulation value from segments will be deducted first from the segment with the closest segment date prior to the effective date of the transaction. If the amount of the transaction is more than the amount in that segment, then the remaining amount of the transaction will be deducted from the segment with the next prior segment date, etc., until the entire amount of the transaction has been accounted for. If there are multiple segments with the same segment date, the amount of the accumulation value deducted from those segments will be determined on a pro-rata basis among those segments.

maturity date

The date the policy’s surrender value or death proceeds, if any, will be paid. The maturity date is shown on the policy data pages.

net amount at risk

The value equal to the death benefit at the most recent monthly policy anniversary divided by the net amount at risk divisor (shown on the policy data pages), and then reduced by the accumulation value at the beginning of the policy month, before the current month’s cost of insurance charge is deducted.

net premium

A premium payment less the premium charge assessed against that premium.

policy anniversary

The same day and month as your policy date for each succeeding year your policy remains in force. A monthly policy anniversary is the same day as your policy date for each succeeding month your policy remains in force.

policy date

The date shown on the policy data pages, which is the date from which policy anniversaries, policy years, and monthly policy anniversaries are determined.

ICC22-20258	Minnesota Life Insurance Company	4

policy loan interest

The amount of interest we charge you on the policy loan balance on your policy.

policy loan transaction

Transactions involving policy loans that result in a change to the policy loan amount, including new policy loans and policy loan repayments.

proceeds

The amount we will pay under the terms of this policy when your policy is surrendered or terminates or upon the second death as described under the Payment of Surrender Value or Death Proceeds section.

pro-rata basis

The basis by which accumulation value is transferred out of a group of accounts or segments. Amounts are transferred proportionately to the accumulation value in each account or segment in relation to the total accumulation value of all accounts or all segments in the group.

second death

The death of the second insured.

segment

A segment is the portion of a fixed indexed account created from transfers from the interim account and any amount retained in a fixed indexed account at the end of the previous segment term.

segment date

The segment date is the date the segment was created.

segment term

The maximum length of time that a segment will exist, as measured from the segment date. The segment term for each fixed indexed account is shown on the policy data pages.

terminate

The lives of both insureds are no longer insured under any of the terms of the policy and the policy is no longer in force.

unit

A measure of your interest in a sub-account of the variable separate account.

unit value credit

A percentage we add to the gross investment rate for a sub-account for a valuation period to determine the net investment factor of that valuation period. The unit value credit represents a portion, or all, of the payment we or our affiliates may receive from a fund or an affiliate of a fund for the performance of certain administrative, record keeping and shareholder services. The amount of the unit value credit varies among sub-accounts and we may discontinue the application of unit value credits at any time in our sole discretion.

valuation date

A valuation date is any date on which the New York Stock Exchange (“NYSE”) is open for trading, except for any days specified in the prospectus for this policy subject to applicable regulatory authority and any day the fund corresponding to a sub-account does not value its shares. A valuation date ends at the close of trading on the NYSE that day.

ICC22-20258	Minnesota Life Insurance Company	5

valuation period

The period between successive valuation dates measured from the time of one determination to the next.

variable separate account

The variable separate account is the “Minnesota Life Individual Variable Universal Life Account”. We established this variable separate account for this class of policies and other classes of policies under Minnesota law. The variable separate account is composed of several sub-accounts. We own the assets of the variable separate account. However, those assets are not chargeable with the liabilities arising out of any other business we conduct.

we, our, us

Minnesota Life Insurance Company.

written request

A request in writing, in good order, authorized by you and sent to us at our home office or any place we designate. We also may require that your policy be sent in with your written request.

you, your

The owner of this policy as shown in the application, unless changed as provided in this policy. The owner may be someone other than either insured.

General Information

What is your agreement with us?

Your policy, or any change to it, contains the entire contract between you and us. This includes the initial application and all subsequent applications to change your policy. Any statements made either by you or by either insured, in the initial application or in any application for change will, in the absence of fraud, be considered representations and not warranties. Also, any statement made either by you or by either insured will not be used to void your policy nor defend against a claim under your policy unless the statement is contained in the initial application or in any application for change to this policy.

We reserve the right to add, change, or eliminate agreements that are available on this policy. No change or waiver of any of the provisions of this policy will be valid unless made in writing by us and signed by our president, a vice president, our secretary or an assistant secretary. No agent or other person has the authority to change or waive any provisions of your policy.

If an agreement is available on this policy after it is issued, you will have the right to add that agreement at any time by written request, subject to any evidence of insurability and eligibility requirements that exist for that agreement.

Any additional agreement attached to this policy will become a part of this policy and will be subject to all the terms and conditions of this policy unless we state otherwise in the agreement.

When does your policy become effective?

Your policy will become effective on the earlier of the policy date or the date the policy is delivered to you, provided you have paid the initial minimum premium, while any health representations of both proposed insureds remain as stated in the application for this policy.

How will you know the status of your policy?

Each year without charge, we will send you a report. This report will show your policy’s status as of the date of the report which will not be more than four months prior to the date of mailing.

This report will contain:

(1)  the beginning and end dates of the current report period; and

ICC22-20258	Minnesota Life Insurance Company	6

(2)  the accumulation value, if any, at the beginning of the current report period and at the end of the current report period;        and

(3)  the amounts that have been credited or debited to the accumulation value during the current report period; and

(4)  the death benefit at the end of the current report period; and

(5)  the amount of outstanding policy loans, if any, at the end of the current report period; and

(6)  the surrender value at the end of the current report period; and

(7)  a notice, if the policy’s accumulation value will not maintain the insurance in force until the end of the next reporting       period unless further premium payments are made.

You may also request in each policy year to receive one illustrative report without charge. We reserve the right to charge for additional illustrative reports up to the maximum amount stated on the policy data pages.

How do you exercise your rights under the policy?

You can exercise all the rights under this policy during the lifetime of either insured by making a written request to us. This includes the right to change the ownership. Any change in ownership will take effect on the date the notice of change is signed by you, unless otherwise specified by you. Any payments made or actions taken by us prior to receipt of the notice will remain valid regardless of the date you signed the notice.

If your policy is assigned, we will also require the written consent of the assignee. If you have designated an irrevocable beneficiary, the written consent of that beneficiary will also be required.

Death Benefit

What is the death benefit?

The death benefit for this policy is equal to the greater of:

(1)  the death benefit calculated under the death benefit option in effect; or

(2)  the minimum death benefit calculated under the death benefit qualification test applicable for this policy. The death       benefit qualification test is shown on the policy data pages and cannot change.

What death benefit options are available?

The death benefit options available are shown on the policy data pages.

How is the death benefit option elected?

You elect a death benefit option on your policy application. If you fail to make an election, the level option will be in effect.

May the death benefit option be changed?

Yes. After the first policy anniversary and while this policy is in force, you may apply to have the death benefit option changed. We must approve any request to change the death benefit option. The change will take effect on the first monthly policy anniversary on or following the date we approve your request.

After a change in the death benefit option, the death benefit amount will remain the same as before the death benefit option changed.

What is the death benefit qualification test?

In order for your policy to be considered life insurance under the Code Section 7702, it must satisfy either the cash value accumulation test or the guideline premium test. You elect the death benefit qualification test on your policy application. If you fail to make an election, the guideline premium test will be in effect. The death benefit qualification test is shown on the policy data pages and cannot be changed once it is in effect.

ICC22-20258	Minnesota Life Insurance Company	7

For your policy to remain qualified as a life insurance policy, we reserve the right to increase the amount of insurance on the insureds, to return any excess accumulation value, to hold premium until the policy date or policy anniversary, or to limit the amount of premium paid.

What is the cash value accumulation test?

Under this test, the minimum death benefit at any time is equal to the accumulation value multiplied by the cash value accumulation test (CVAT) factor. The CVAT factor at each policy anniversary is shown on the policy data pages.

What is the guideline premium test?

Under this test, the minimum death benefit at any time is equal to the accumulation value multiplied by the death benefit percentage for the age of the younger insured as shown in the table in the policy data pages.

When is the death benefit determined?

The death benefit is determined on each monthly policy anniversary and as of the date of the second death.

Beneficiary

To whom will we pay the death proceeds?

When we receive proof satisfactory to us of the second death, we will pay the death proceeds of this policy to the beneficiary or beneficiaries named in the application for this policy unless you have changed the beneficiary. In that event, we will pay the death proceeds to the beneficiary named in your last change of beneficiary request as provided below.

What happens if one or all of the beneficiaries dies before the second death?

If a beneficiary dies before the second death, that beneficiary’s interest in the policy ends with that beneficiary’s death. Only those beneficiaries who are living at the time of the second death will be eligible to share in the death proceeds. In the event of the simultaneous deaths of the second insured and a beneficiary, the death proceeds will be paid as if the second insured survived the beneficiary. If no beneficiary is living at the second death, we will pay the death proceeds of this policy to you, if living, otherwise, to your estate, or to your successor, or distributee(s), if any, if you are a corporation no longer in existence.

Can you change the beneficiary?

Yes. You have the right to change the beneficiary. You can request in writing to change the beneficiary. If you have designated an irrevocable beneficiary, the written consent of the irrevocable beneficiary will be required.

Unless you specify otherwise, your written request to change the beneficiary shall take effect on the date you sign the request. However, if the second death occurs before the request has been received, the request will not apply to those death proceeds we have paid or actions we have taken before your written request was received.

Payment of Surrender Value or Death Proceeds

When will the surrender value or death proceeds be payable?

The surrender value proceeds of this policy will be payable if the policy is surrendered or terminated. The death proceeds of this policy will be payable when we receive proof satisfactory to us of the second death. These events must occur while the policy is in force. Proof of any death claim under this policy must be submitted in writing to our home office or any place we designate. The proceeds will be paid in a single sum unless a settlement option has been selected.

ICC22-20258	Minnesota Life Insurance Company	8

Can surrender value or death proceeds be paid in other than a single sum?

Yes. You may, before the second death, request that we pay the surrender value or death proceeds under one of the settlement options. We may also use any other method of payment that is agreeable to you and us. A settlement option may be selected only if the payments are to be made to a natural person in that person’s own right.

The following settlement options are all payable in fixed amounts as described below. These payments do not vary with the investment performance of the variable separate account.

Option 1 -- Interest Payments

Payment of interest on the surrender value or death proceeds at such times and for a period that is agreeable to you and us. Payment of surrender value or death proceeds may be made in amounts of at least $500. The guaranteed interest rate under this option is the Settlement Option Guaranteed Annual Interest Rate shown on the policy data pages. At the end of the period, any remaining surrender value or death proceeds will be paid in either a single sum or under any other method we approve.

Option 2 -- Payments for a Specified Period

Monthly payments for a specified number of years. The amount of each monthly payment for each $1,000 of surrender value or death proceeds applied under this option is shown on the policy data pages. The monthly payments for any period not shown will be furnished upon request.

Option 3 -- Life Income

Monthly payments for the life of the person who is to receive the income. We will require satisfactory proof of the person’s age and sex (if applicable). Payments can be guaranteed for 5, 10, or 20 years. The amount of each monthly payment for each $1,000 of surrender value or death proceeds applied under this option is shown on the policy data pages. The guaranteed interest rate on Life Income payments is the Settlement Option Guaranteed Annual Interest Rate shown on the policy data pages. The monthly payments for any ages not shown will be furnished upon request.

Option 4 -- Payments of a Specified Amount

Monthly payments of a specified amount until the surrender value or death proceeds and interest are fully paid.

If you request a settlement option, we will prepare an agreement for you to sign, which will state the terms and conditions under which the payments will be made.

The settlement payments at the time of commencement will not be less than those that would be provided by the application of the surrender value or death proceeds to purchase a single premium immediate annuity contract at purchase rates offered to the same class of annuitants by us whether the annuity benefits are payable in fixed or variable amounts or a combination thereof.

Can a beneficiary request payment under a settlement option?

Yes. A beneficiary may select a settlement option only after the second death. However, you may provide that the beneficiary will not be permitted to change the settlement option or any other method of payment you have selected.

Are the death proceeds exempt from claims of creditors?

To the extent permitted by law, no payment of death proceeds or interest we make will be subject to the claims of any creditors.

Also, if you provide that the settlement option selected cannot be changed after the second death, the payments will not be subject to the debts or contracts of the person receiving the payments. If garnishment or any other attachment of the payments is attempted, we will make those payments to a trustee we name. The trustee will apply those payments for the maintenance and support of the person you named to receive the payments.

ICC22-20258	Minnesota Life Insurance Company	9

What interest rate will we pay on policy surrender value or death proceeds?

We will pay interest at an annual rate which will never be less than the Settlement Option Guaranteed Annual Interest Rate shown on the policy data pages. On death proceeds, we will pay interest from the date of the second death until the date of payment.

If death proceeds are not paid within 31 days from the date payment is due, interest from day 31 to the date of payment will be credited at the Settlement Option Guaranteed Annual Interest Rate shown on the policy data pages plus an additional 10% annually for the delay in payment.

Premiums

When and where do you pay your premiums?

The initial minimum premium must be paid by the time your policy is delivered. All premiums after the initial minimum premium must be mailed to us at our home office or any place we designate and may be paid at any time.

Any payment received which is not identified as either a premium payment or a policy loan repayment will be applied as a premium payment.

Is there a minimum premium payment amount once the policy is in force?

Yes. Any premium payment after the payment of the initial minimum premium must be at least $50.00.

What is the planned premium?

The planned premium is the amount of premium you plan to pay for this policy on a periodic basis as of the policy date or any policy change date and is shown on the policy data pages. We will send you notices for the planned premium at the frequency shown on the policy data pages. You may request to have us send you notices once a year, twice a year, or four times a year. The amount of the planned premium you have selected and the frequency you have selected will be on the notice.

Are there other methods of paying planned premiums?

Yes. With the consent of your financial institution, you may request that your planned premiums be automatically withdrawn on a monthly basis from your account at that institution and paid directly to us.

Can you change your planned premium?

Yes. You may change your planned premium by sending us a written request. In such case, we will send you a notice for the new planned premium. Payment of the planned premium does not guarantee that the policy will remain in force.

Are there restrictions on the payment of premiums?

Yes. We intend that this policy will qualify as a life insurance policy as defined by the Code Section 7702. In order to maintain such qualification, we reserve the right to increase the amount of insurance on the insureds, to return any excess accumulation value, to hold premium until the policy date or policy anniversary, or to limit the amount of premium we will accept.

In addition, unless you have specified otherwise in writing, if the payment of a premium would cause your policy to be classified as a modified endowment contract under the Code Section 7702, we will not accept your payment.

If mandated by our policies and procedures in order to comply with applicable laws, we may reject a premium.

Will evidence of insurability be required upon the payment of a premium?

We reserve the right to require evidence of insurability satisfactory to us of the continued insurability of both insureds for any premium payment that would result in an immediate increase in the net amount at risk.

ICC22-20258	Minnesota Life Insurance Company	10

Is there a premium refund at the second death?

We will pay to the beneficiary any premium amount that was paid after the death of the second insured.

Is there a premium refund at surrender?

No.

Allocation of Premiums

How are net premiums allocated?

Allocations must be expressed in whole percentages. We reserve the right to restrict the allocation of premium to the general account options. We will apply your premium payment on the day we receive it. If your premium payment is received after 3:00 p.m. Central Time, we will apply your premium as of the next valuation date.

If you choose to allocate premium to the guaranteed interest account, we will allocate an amount of the net premium, based on the percentages you have chosen in your current allocation instructions.

If you choose to allocate premium to the sub-accounts of the variable separate account, we will allocate an amount of the net premium, based on the percentages you have chosen in your current allocation instructions.

If you choose to allocate premium to one or more fixed indexed accounts, we will allocate an amount of the net premium, based on the percentages you have chosen in your current allocation instructions, to the interim account on the date the premium is received if received by 3:00 p.m. Central Time. If premium is received after 3:00 p.m. Central Time, we will allocate to the interim account on the next business day.

On the next interim account transfer date, the value in the interim account will be transferred to the fixed indexed accounts according to the allocation instructions in effect on the date the premium was received.

If we receive your premium payment by 3:00 p.m. Central Time on an interim account transfer date, we will allocate an amount of the net premium, based on the percentages you have chosen in your current allocation instructions, directly to the fixed indexed accounts.

May we delay the allocation of net premiums when your policy is issued?

We reserve the right to delay the allocation of net premiums to named sub-accounts or to the fixed indexed accounts. Such a delay will be for a period of no more than 30 days after the policy is delivered to you. If we exercise this right, net premiums will be allocated to the guaranteed interest account until the end of that period.

Can you change your allocation?

Yes. At any time you may change your allocation by submitting a written request. The change will be effective once it is recorded in our home office. The change will apply to future premiums paid after the effective date.

Accounts

What accounts make up the accumulation value?

The accounts that make up the accumulation value are:

(1)	Accounts where assets are held in the general account.
a.	Guaranteed interest account
b.	Interim account
c.	Fixed indexed accounts
d.	Fixed loan account
(2)	Accounts where assets are held in the variable separate account.

ICC22-20258	Minnesota Life Insurance Company	11

We reserve the right to add additional or eliminate current accounts where assets are held in the general account. We will send written notification to you, and any assignee of record, at the last known addresses of any changes in accounts. That notification will inform you of your options for transferring to other accounts. If an account is discontinued and you do not give us transfer instructions prior to the date the account is discontinued, we will notify you as to which account we will transfer the value in the discontinued account.

Any accounts that are part of the general account are for accounting purposes only. They do not represent a separate account. They do not represent any division of the general account for the specific benefit of policies of this class.

Guaranteed Interest Account

What is the guaranteed interest account?

The guaranteed interest account is a part of the general account that credits interest on a daily basis on amounts held in that account.

Does the guaranteed interest account credit interest?

Yes. The guaranteed interest account credits interest at a rate at least equal to the guaranteed interest rate shown on the policy data pages. We may, at our discretion, credit interest at a higher rate. We calculate and credit interest to the guaranteed interest account on a daily basis.

What is the value of the guaranteed interest account?

The value in the guaranteed interest account is equal to:

(1)	any net premiums allocated to the guaranteed interest account; plus
(2)	any credited interest; plus
(3)	any transfers into the guaranteed interest account; plus
(4)	any allocation of fixed loan account interest; minus
(5)	any policy loans; minus
(6)	any partial surrenders; minus
(7)	any transfers to other accounts; minus
(8)	any charges assessed against the guaranteed interest account.

Interim Account

What is the interim account?

The interim account is a part of the general account that contains applicable net premiums and transfers from other accounts you have directed to be placed into the fixed indexed accounts. On each interim account transfer date, the value in the interim account is moved into the associated fixed indexed accounts according to your instructions.

Does the interim account credit interest?

Yes. The interim account credits interest at a rate at least equal to the guaranteed interest rate shown on the policy data pages. We may, at our discretion, credit interest at a higher rate. We calculate and credit interest to the interim account on a daily basis.

What is the value of the interim account?

On any day, the value of the interim account is equal to:

(1)	the interim account value as of the prior day; plus
(2)	any interest credited since the prior day; plus
(3)	any net premiums allocated to the interim account paid since the prior day; plus
(4)	any policy loan repayment on a policy that has a fixed interest rate policy loan, and any transfer from the fixed loan account since the prior day; minus
(5)	any charges assessed against the interim account since the prior day; minus

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(6)	any transfer from the interim account since the prior day; minus
(7)	any applicable partial surrenders since the prior day.

What is the interim account transfer date?

The interim account transfer date is shown on the policy data pages and will occur no more frequently than once per month. If we change the interim account transfer date, we will notify you in your annual report or in written notice.

What happens on the interim account transfer date?

On the interim account transfer date, we will transfer all of the following value in the interim account to one or more fixed indexed accounts:

(1)	the net premium allocated to one or more fixed indexed accounts according to your premium allocation instructions in effect on the date premium is received; and
(2)	amounts in the interim account resulting from any transfers from other accounts; and
(3)	any policy loan repayments you made according to the instructions you gave us at the time of the policy loan repayment.

Fixed Indexed Accounts

What is a fixed indexed account?

A fixed indexed account is a part of the general account that credits interest based on a change in the indices associated with that account.

The purpose of the fixed indexed accounts is to use the performance of indices as the basis upon which credits are calculated.

What fixed indexed accounts are available?

The fixed indexed accounts available are shown on the policy data pages along with the indices that apply to each.

What if an index is discontinued or if the calculation of the index is changed substantially?

If an index is discontinued or if the calculation of the index is changed substantially, we may substitute a comparable index subject to approval by the Interstate Insurance Product Regulation Commission.

We will send written notification to you, and any assignee of record, at the last known addresses. That notification will inform you of your options for transferring to other accounts. If you do not give us transfer instructions prior to the date the account is discontinued, we will notify you as to which account we will transfer the value in the discontinued account.

How and when is a segment created?

A new segment is created as a result of a combination of any of the following:

(1)	an automatic transfer to a fixed indexed account from the interim account; and/or
(2)	a transfer to a fixed indexed account made by written request; and/or
(3)	the automatic transfer of the amount in an existing segment at the end of its segment term.

What is the value of a fixed indexed account?

The value of a fixed indexed account is equal to the sum of all the values of all the segments in the fixed indexed account. The value of a segment on any day after the segment date is equal to:

(1)	the value of the segment as of the prior day; plus
(2)	the amount of any credit applied on the segment since the prior day; minus
(3)	the amount of any applicable partial surrender amount since the prior day; minus
(4)	the amount of any charges assessed against the fixed indexed account since the prior day; minus

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(5)	the amount of any transfer or policy loan from the fixed indexed account since the prior day.

How and when are credits for fixed indexed accounts calculated?

We calculate credits for fixed indexed accounts separately for each segment on an index credit date. Credits are calculated and applied only on an index credit date and not at any other time unless explicitly stated for a fixed indexed account.

What is the index growth rate for each segment of a fixed indexed account?

The index growth rate for each segment of a fixed indexed account is equal to:

(1)	the closing value of the index as of the day coinciding with the end of the index credit term; divided by
(2)	the closing value of the index as of the day preceding the segment date; minus
(3)	one.

The closing value of the index is the published value of the index as of the end of the business day. If no closing value is published for the days referred to above, we will use the closing value for the prior day for which the closing value is published.

Fixed Loan Account

What is the fixed loan account?

The fixed loan account contains amounts transferred from the other accounts when a fixed interest rate policy loan is taken. The fixed loan account credits interest at a rate at least equal to the guaranteed interest rate shown on the policy data pages. We may, at our discretion, calculate interest at a higher rate. We calculate and credit interest to the fixed loan account on a daily basis.

What is the value of the fixed loan account?

As of the initial policy loan transaction date, the value of the fixed loan account is equal to the value of any policy loan on such date. After the initial policy loan transaction date, the value of the fixed loan account is equal to:

(1)	the fixed loan account value as of the prior day; plus
(2)	the amount of any interest credited since the prior day; plus
(3)	the amount of any new fixed interest rate policy loan since the prior day; minus
(4)	the amount of any fixed interest rate policy loan repaid since the prior day; minus
(5)	any amount, other than a policy loan repayment, transferred to other accounts since the prior day.

Variable Separate Account

What is the variable separate account?

The variable separate account is the “Minnesota Life Individual Variable Universal Life Account”. We established this variable separate account for this class of policies and other classes of policies under Minnesota law. The variable separate account is composed of several sub-accounts. We own the assets of the variable separate account. However, those assets are not chargeable with the liabilities arising out of any other business we may conduct. Income, gains and losses from assets of the separate account shall be charged against such account without regard to other income, gains or losses of the insurer.

How was the variable separate account established?

We established the variable separate account under Minnesota Law. It is registered as a unit investment trust under the 1940 Act.

What is the purpose of the variable separate account?

The variable separate account supports the operation of the policy (except policy loans and settlement options) and others of its class. Assets of the variable separate account also support other variable life insurance policies we offer through the variable separate account.

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Are sub-accounts available under the variable separate account?

Yes. The variable separate account is divided into sub-accounts. We allocate net premiums to one or more of the sub-accounts you have chosen. We reserve the right to add, combine or remove any sub-account of the variable separate account and to transfer the assets of one or more sub-accounts to any other sub-account. We also reserve the right to make the sub-accounts available under other classes of policies as we deem appropriate.

What are the investments of the variable separate account?

Each sub-account invests exclusively in the shares of a corresponding fund. Shares are purchased for the variable separate account at the net asset value of the applicable fund. If investment in a fund is no longer possible or if we determine it inappropriate for policies of this class, we may substitute another fund. Substitution may be with respect to existing policy values. The investment policy of the variable separate account may not be changed without the approval of the regulatory authorities of the state of Minnesota. If required, we will file for approval with the regulatory authorities of the state in which this policy is issued.

We reserve the right to provide to a fund, information about owners and their trading activities involving the fund’s portfolio(s) that we deem necessary to (1) deter fraud or violations of our operating rules or the operating rules of the fund and (2) as required to comply with applicable state or federal law.

What changes may we make to the variable separate account?

We reserve the right, when permitted by law, to transfer assets of the variable separate account which we determine to be associated with the class of policies to which this policy belongs, to another variable separate account. If such a transfer is made, the term “variable separate account” as used in this policy shall then mean the variable separate account to which the assets are transferred. A transfer of this kind may require the advance approval of state regulatory authorities.

We reserve the right, when permitted by law, to:

(1)	de-register the variable separate account under the 1940 Act;
(2)	restrict or eliminate any voting right of policy owners or other persons who have voting rights as to the variable separate acount;
(3)	combine the variable separate account with one or more other variable separate accounts;
(4)	operate the variable separate account or a sub-account as either a unit investment trust or a management company under the 1940 Act or in any other form allowed by law;
(5)	terminate and/or liquidate the variable separate account;
(6)

make any changes to the variable separate account to conform with, or required by any change in, federal tax law, the 1940 Act and regulations promulgated thereunder, or any applicable federal or state laws.

How are units determined?

With each net premium payment allocated to a sub-account, we divide that payment by the then current unit value for the sub-account, to determine the number of units to credit to the sub-account. The then current unit value is the value at the end of the valuation date on which we receive your premium. Once determined, the number of units will not be affected by changes in the unit value.

How are units increased or decreased?

The number of units in each sub-account will be increased as a result of: the allocation of subsequent net premiums, fixed interest rate policy loan repayments, transfers to that sub-account, and allocations of fixed loan account interest. The number of units will be decreased as a result of: policy charges to the sub-account, fixed interest rate policy loans, transfers, and partial surrenders from that sub-account. The number of sub-account units will decrease to zero if a policy is surrendered or terminated.

How is a unit valued?

The value of a unit for each sub-account was originally set at $1.00 on the first valuation date. The unit value increases or decreases on each valuation date. For any valuation date, the unit value is equal to its

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value on the preceding valuation date multiplied by the net investment factor for that sub-account for the valuation period ending on the subsequent valuation date. The assets of the variable separate account shall be valued on each valuation date.

What is the net investment factor for each sub-account?

The net investment factor is a measure of the net investment experience of a sub-account.

The net investment factor for a valuation period is the gross investment rate for such valuation period, plus any unit value credit under this policy. We determine periodically whether unit value credits apply. Unit value credits are not guaranteed.

The gross investment rate is equal to:

(1)	the net asset value per share of a fund share held in the sub-account of the variable separate account determined at the end of the current valuation period; plus
(2)	the per-share amount of any dividend or capital gain distributions by the fund if the “ex-dividend” date occurs during the current valuation period; divided by
(3)	the net asset value per share of that fund share held in the sub-account determined at the end of the preceding valuation period.

What is the value of your investment in the variable separate account accumulation value?

The value of your investment in the variable separate account is equal to the units of each sub-account multiplied by the unit value for that sub-account.

The value of your investment in the variable separate account is not guaranteed.

Requested Transfers

What is a requested transfer?

A requested transfer is a reallocation of all or a portion of the value in your accounts to another account or accounts. You may request a transfer, subject to the conditions and limitations on transfers, by submitting a written request.

Which accounts are available for requested transfers?

You can transfer the value in your accounts into, or out of, the following accounts:

(1)	guaranteed interest account;
(2)	fixed indexed accounts;
(3)	any sub-account of the variable separate account.

Are there limitations on transfers?

Yes. The value to be transferred must be at least $250. If the value in an account or sub-account is less than $250, we reserve the right to include that remaining account or sub-account value in the amount transferred.

We reserve the right to restrict the dollar amounts of any transfer to or from the guaranteed interest account or the fixed indexed accounts. Transfers to or from the guaranteed interest account or the fixed indexed accounts may be limited to one such transfer per policy year.

You may give us instructions in writing for a series of systematic transfers. However, systematic transfers from the fixed indexed accounts are not allowed.

Are there additional restrictions on transfers of values of the variable separate account?

Short-term and excessive trading (sometimes referred to as “market timing”) by an owner may have a detrimental effect on assets in the sub-account, the share prices of the corresponding funds, and the rights of other owners. Therefore, to deter short term and excessive trading, we reserve the right to limit the amount and frequency of transfers to the sub-accounts and to refuse to process transfers. Such

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restrictions may also be applied in any other manner reasonably designed to prevent any use of the transfer right which we consider to be to the disadvantage of other owners.

If we suspect market timing activity, we will send you a warning notice indicating that if the suspected activity continues, we will take action to restrict such activity. If the suspected pattern of market timing is found in two quarters, we will restrict transaction activity to requests submitted to us in writing via regular United States mail, signed by the policyowner. Transaction activity that warrants a restriction does not need to occur in two consecutive quarters.

The funds may restrict the amounts or frequency of transfers to or from the sub-account of the variable separate account in order to protect fund shareholders.

In addition, certain funds in which the sub-accounts invest may impose redemption fees. Any fund redemption fees that you are charged are paid to and retained by the fund, and not us or the variable separate account.

There may be a delay in completing a transfer if the transfer involves a purchase of shares from a fund that requires the receipt of federal funds before accepting a purchase order, or redemption of shares from a fund that delays the payment of proceeds.

How will we determine the value of your accounts upon receipt of a transfer request?

Transfers out of the variable separate account or among the sub-accounts of the variable separate account will be made on the basis of sub-account unit values as of the end of the valuation date on which we receive your written request at our home office.

The value of the transfers out of the guaranteed interest account will be determined as of the date we receive your written request at our home office.

The value to be transferred out of each segment of the fixed indexed account will be determined as of the end of the segment term. The value of any transfer out of the interim account will be determined as of the date we receive your written request at our home office.

Transfers will be effective after we approve and record them at our home office.

Are there additional restrictions on transfers of values from the fixed indexed accounts?

Yes. Requests to transfer values of any fixed indexed accounts may be made in writing at any time. Transfers from any fixed indexed account will always affect all segments within that fixed indexed account.

Any request to transfer value from a fixed indexed account, including transfers to another fixed indexed account, must specify the amount to be transferred as a whole percentage of value in the fixed indexed account. Transfers of values from each segment in the fixed indexed account and from any corresponding interim account will be based upon such specified percentage. Any transfer of value from an interim account will occur on the date we receive the transfer request in good order at our home office. However, transfers of value from fixed indexed account segments, including transfers to another fixed indexed account, will only occur at the end of the segment term for each applicable segment.

When such transfers are made, we will process the transactions in this order:

(1)	we credit any interest and credits from a fixed indexed account; then
(2)	make transfers; and then
(3)	assess charges, if any.

How do we process transfers to a fixed indexed account from accounts other than a fixed indexed account?

Transfers to a fixed indexed account from accounts other than a fixed indexed account may be done any time subject to the limitations we have established on a transferred account.

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If we receive a written request to transfer value to a fixed indexed account on a date other than an interim account transfer date, we will transfer value to the interim account on the date your request is received if received by 3:00 p.m. Central Time. If your request is received after 3:00 p.m. Central Time, we will transfer value to the interim account on the next business day. On the next interim account transfer date, the value in the interim account will be transferred to the fixed indexed account. If we receive a written request to transfer value to a fixed indexed account on an interim account transfer date, we will transfer the value directly to the fixed indexed account.

Basis of Values

What is the basis for the calculation of the nonforfeiture values?

We use the guaranteed interest rate and the nonforfeiture mortality table shown on the policy data pages.

Do the values in this policy conform to the minimums required by law?

Yes. The nonforfeiture values for this policy comply with the Interstate Insurance Product Regulation Commission Uniform Standards. A detailed statement showing how those values are determined has been filed with the Interstate Insurance Product Regulation Commission. Accumulation values and any paid-up nonforfeiture benefits available under the policy are not less than the minimum values and benefits required by, or pursuant to, the industry standard regulation shown on the policy data pages.

Accumulation values and any paid-up nonforfeiture benefits available under the policy other than at policy anniversary will be calculated allowing for time lapsed from the last preceding policy anniversary.

Is there a minimum value applicable on any account?

Yes. If your policy terminates due to death, surrender, or termination, we will calculate a minimum value on each fixed indexed account, the interim account, and the guaranteed interest account. The minimum value at death, surrender, or termination for each fixed indexed account, the interim account, and the guaranteed interest account is calculated reflecting all increases and decreases to the fixed indexed accounts, the interim account, and the guaranteed interest account with the exception of any indexed account charges and any index segment charges, using the guaranteed interest rate shown on the policy data pages. The interest amount is calculated and credited daily. Credits from a fixed indexed account, and any interest credited to the interim account and the guaranteed interest account are not included in the minimum value calculation.

You may not request partial surrenders or policy loans from the minimum value for any fixed indexed account, interim account, or guaranteed interest account.

Policy Loans

Can you borrow money on your policy?

Yes. After your policy has accumulation value, you may borrow up to the maximum policy loan amount. This amount is determined as of the date we receive your request in good order for a policy loan. We will require your written request for a policy loan. The policy will be the only security required for your policy loan.

We have the right to postpone the policy loan for up to six months when the policy loan is to come from the value of your accounts that are part of the general account. However, we cannot do so if the policy loan is to be used to pay premiums on any policies you have with us.

What types of policy loans are available?

You may choose between a fixed interest rate policy loan and a variable interest rate policy loan. If you are switching from a fixed interest rate policy loan to a variable interest rate policy loan type, you must have sufficient value in the fixed indexed accounts. Variable interest rate policy loans are available on or after the applicable date shown on the policy data pages.

Can you change the type of policy loan?

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Yes. You may change the type of policy loan once a year. If you request to change the type of policy loan, your existing policy loan balance plus any accrued policy loan interest will be transferred to the new policy loan type.

When is policy loan interest due and payable?

Policy loan interest accrues daily and will be charged in arrears. Policy loan interest is due on a policy loan transaction, on each policy anniversary, on surrender or termination of the policy, and on the date of the second death. If you do not pay the interest on your policy loan in cash, your policy loan will be increased by an additional policy loan in the amount of the unpaid interest. The additional policy loan will then be charged the same rate of interest as your policy loan.

How and when can you repay your policy loan?

Your policy loan can be repaid in part or in full at any time before the second death. Your policy loan may also be repaid within 60 days after the date of the second death if we have not paid any of the benefits under this policy.

What happens to money we receive that is not specifically designated as premium or policy loan repayment?

Unless money we receive is designated by you as a repayment of a policy loan or policy loan interest, we will automatically apply it as premium for your policy.

What happens if you do not repay your policy loan?

Your policy will remain in force so long as the accumulation value less the indebtedness is sufficient to cover the monthly charges. Otherwise, a 61-day grace period begins.

FIXED INTEREST RATE POLICY LOAN

What is a fixed interest rate policy loan?

A fixed interest rate policy loan is a policy loan where the interest rate we charge does not vary for the duration of the policy loan.

The fixed interest rate is shown on the policy data pages.

What is the maximum amount available for a fixed interest rate policy loan?

The maximum amount available for a fixed interest rate policy loan under your policy is the accumulation value less the surrender charge less three times the sum of all charges assessed at the most recent monthly anniversary closest to the date we receive your request. This amount will be determined as of the date we receive your written request for a policy loan.

How will the accumulation value be affected when you take a fixed interest rate policy loan?

We will take the amount of the policy loan from your accounts other than the fixed loan account and transfer those values to the fixed loan account.

You may instruct us as to which accounts and in which proportions a fixed interest rate policy loan will be taken. However, an instruction to take a fixed interest rate policy loan from a fixed indexed account will apply on a last in, first out basis.

In the absence of any instructions, the fixed interest rate policy loan amount will be taken from your accounts in the following order:

(1)	All fixed interest rate policy loan amounts will be taken first from the value in the guaranteed interest account.
(2)

If the fixed interest rate policy loan amount exceeds the value in the guaranteed interest account, the remaining fixed interest rate policy loan amount will be taken from the value in the variable separate account on a pro-rata basis based on the value in each sub-account.

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(3)

If the fixed interest rate policy loan amount exceeds the value in the guaranteed interest account and variable separate accounts, the remaining fixed interest rate policy loan amount will be taken from the value in the interim account.

(4)

If the fixed interest rate policy loan amount exceeds the value in the guaranteed interest account, variable separate account and the interim account, the remaining fixed interest rate policy loan amount will be taken from the value in the fixed indexed accounts on a last in, first out basis.

Is the interest credited in the fixed loan account transferred to other accounts?

Yes. At every policy loan transaction and policy anniversary, the interest credited to the fixed loan account since the last policy loan transaction or the last policy anniversary is allocated to your other accounts on a pro-rata basis.

What happens when you repay a fixed interest rate policy loan?

When you repay a fixed interest rate policy loan, the policy loan is reduced by the amount of the policy loan repayment.

You may instruct us as to which accounts and in which proportions the fixed interest rate policy loan repayment will be allocated.

In the absence of any instructions, the fixed interest rate policy loan repayment will be allocated to all your accounts other than the fixed loan account on a pro-rata basis based on the value in each of the accounts.

We reserve the right to restrict the amount of any fixed interest rate policy loan repayment allocated to the guaranteed interest account or to the fixed indexed accounts.

VARIABLE INTEREST RATE POLICY LOAN

What is a variable interest rate policy loan?

A variable interest rate policy loan is a policy loan where the interest rate we charge can change annually throughout the duration of the policy loan.

The variable interest rate in effect on the policy date is shown on the policy data pages. If that rate changes, we will notify you in the annual report or other written notice.

The variable interest rate will be equal to the greater of:

(1)

the published monthly average (Moody’s Corporate Bond Yield Average—Monthly Average Corporates) as published by Moody’s Investors Service, Inc. or its successor for the calendar month ending two months prior to the date the rate is determined; or

(2)	the guaranteed interest rate shown on the policy data pages, plus one percent per annum.

How does the variable interest rate on a variable interest rate policy loan change?

We may change the variable interest rate once a year on your policy anniversary. We will notify you prior to your anniversary of any changes for the coming year. The rate charged may be increased whenever such increase would increase the rate by one-half percent or more per annum. The rate charged must be decreased whenever such decrease would decrease that rate by one-half percent or more per annum. Any change in the variable interest rate will apply to any new policy loans or policy loans existing on your policy anniversary.

What is the maximum amount available for a variable interest rate policy loan?

The maximum amount available for a variable interest rate policy loan under your policy is the value in the fixed indexed accounts, including the value in the interim account, less the surrender charge less three times the sum of all charges assessed at the most recent monthly anniversary closest to the date we receive your request. This amount will be determined as of the date we receive your written request for a policy loan.

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How will the accumulation value be affected when you take a variable interest rate policy loan?

The accumulation value is unaffected when you take a variable interest rate policy loan.

What happens when you repay a variable interest rate policy loan?

When you repay a variable interest rate policy loan, that policy loan is reduced by the amount of the policy loan repayment.

What happens if the variable interest rate policy loan exceeds the value in the fixed indexed accounts including the interim account?

If the variable interest rate policy loan plus any accrued loan interest exceeds the value in the fixed indexed accounts, including the interim account, we will automatically convert any existing policy loan balance plus accrued policy loan interest from the variable interest rate policy loan to a fixed interest rate policy loan. You may convert back to a variable interest rate policy loan by a method that is agreeable to you and us.

We will make this determination at every policy loan transaction, at each policy change, and at each monthly policy anniversary.

Policy Changes

What policy changes can be made under this policy?

After the first policy anniversary, and while your policy is in force, you may ask us to make any of the following policy changes:

(1)	decrease the face amount;
(2)	change the death benefit option;
(3)	take a partial surrender;
(4)	change the risk class of either insured.

You may request a policy change by completing a policy change application in good order. Changes in risk class may only be requested while both insureds are alive.

Will evidence of insurability be required?

Any change in the risk class of either insured resulting from a policy change will require evidence of insurability satisfactory to us.

When will a policy change be effective?

A policy change will become effective only:

(1)	on the first monthly policy anniversary on or following the date we approve and record it at our home office or any place we designate; and
(2)	while the health of both insureds remains as stated in the application for this policy change.

When we approve your written request for a policy change, we will amend your policy by sending you new policy data pages with a copy of your policy change application attached to them.

How may the face amount be decreased?

You must send us a written request to decrease the face amount of your policy. The minimum face amount decrease is $5,000, except for face amount decreases which are the result of a partial surrender of the policy.

Are there restrictions on face amount decreases based on the Code?

Yes. If a requested face amount decrease would cause your policy to be disqualified as life insurance under the Code, we will not accept your request. In addition, unless you have specified otherwise in

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writing, if a requested face amount decrease would cause your policy to be classified as a modified endowment contract under the Code, we will not accept your request.

Policy Charges

How are charges assessed under this policy?

Charges under this policy are assessed against the premiums and accumulation value.

We may also charge you for expenses associated with outgoing electronic funds transfers. This charge will not exceed the electronic funds transfer charge amount shown on the policy data pages. You may instruct us to take this charge from the requested amount or the remaining accumulation value.

What charges are assessed against the premiums?

We assess a premium charge not to exceed the percent shown on the policy data pages. We assess this charge to compensate us for distribution and administrative expenses and certain premium taxes associated with the policy.

What charges are assessed against the accumulation value?

Against your accumulation value, we assess:

(1)

Monthly Policy Charge. This charge will not exceed the amount shown on the policy data pages. This charge is to cover certain administrative expenses, including those attributable to the records we create and maintain for your policy, and certain asset based expenses associated with issuing and maintaining the policy.

(2)

Policy Issue Charge. This monthly charge is for the period of years shown on the policy data pages . This charge is to recover the expense of issuing and underwriting the policy, and certain premium based expenses associated with distributing the policy.

(3)

Cost of Insurance Charge. This monthly charge is calculated by multiplying the net amount at risk by a rate which varies with each insured’s age, sex (if applicable) and risk class. The maximum cost of insurance rates are shown on the policy data pages. This charge compensates us for providing the death benefit under this policy.

(4)

Mortality and Expense Risk Charge. This charge will not exceed the maximum rate shown on the policy data pages multiplied by the accumulation value. This charge is for assuming the risks that the cost of insurance charge will be insufficient to cover actual mortality experience and that the other policy charges will not cover our expenses in connection with the policy.

(5)

Indexed Account Charge. This charge will not exceed the maximum rate shown on the policy data pages multiplied by the value in the fixed indexed accounts. This charge is to help cover administrative and other expenses associated with the fixed indexed accounts of the policy.

(6)	Cash Extra Charge. This monthly charge compensates us for providing the death benefit when certain mortality risks exceed the standard and is shown on the policy data pages.
(7)	Transaction Charges:
a.

A Policy Change Transaction Charge is charged at every policy change except for partial surrenders. This charge is for expenses associated with processing a policy change. The charge will not exceed the amount shown on the policy data pages.

b.	A Partial Surrender Transaction Charge is charged for expenses associated with processing a partial surrender. The Partial Surrender Transaction Charge is shown on the policy data pages.
c.

A Transfer Transaction Charge is charged at each requested transfer of accumulation value. This charge is for expenses associated with processing a requested transfer. The charge will not exceed the amount shown on the policy data pages.

(8)

Surrender Charge. This charge is for the period of years shown on the policy data pages. This charge is to recover expenses associated with issuing the policy that have not yet been accounted for as of the surrender date.

(9)	Additional Agreements Charge. If any agreements are attached to this policy, there may be a charge for any such agreement shown on the policy data pages.
(10)	Index Segment Charge. An index segment charge is shown on the policy data pages and is assessed against the value in each fixed indexed account segment as of its segment date. We

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asses this charge is to cover administrative costs and expenses associated with establishing the fixed indexed account.

Which of the policy and agreement charges are subject to adjustment?

All of the policy and agreement charges are subject to adjustment, but the policy and agreement charges will never exceed the maximum amounts shown on the policy data pages.

If any policy or agreement charges are adjusted, any such adjustment will be based on future estimated or emerging experience factors as well as profit considerations. Experience factors that could cause a change in the policy or agreement charges are interest, mortality, persistency, policy duration, taxes, accumulation value allocations, expenses, and profit considerations.

When are charges assessed against your accumulation value?

The Monthly Policy Charge, Policy Issue Charge, Cost of Insurance Charge, Mortality and Expense Risk Charge, Indexed Account Charge, Cash Extra Charge, and Charges for Additional Agreements are assessed in advance on the policy date and at every monthly policy anniversary.

The Index Segment Charge is assessed against the value in each fixed indexed account segment as of its segment date.

A Transaction Charge is assessed against your accumulation value when the transaction occurs.

A Surrender Charge is assessed against your accumulation value when the policy is surrendered or terminated.

How will policy charges that are assessed against accumulation value be taken from the various accounts?

With the exception of the Index Segment Charge, you may instruct us as to which accounts and in which proportions the policy charges will be taken. However, an instruction to take the policy charges from a fixed indexed account will apply on a last in, first out basis.

In the absence of any instructions, the policy charges will be taken from your accounts in the following order:

(1)	All policy charges will be taken first from the value in the guaranteed interest account.
(2)

If the policy charges exceed the value in the guaranteed interest account, the remaining policy charges will be taken from the value in the variable separate account on a pro-rata basis based on the value in each sub-account.

(3)	If the policy charges exceed the value in the guaranteed interest and variable separate accounts, the remaining policy charges will be taken from the value in the interim account.
(4)

If the policy charges exceed the value in the guaranteed interest, variable separate account and the interim accounts, the remaining policy charges will be taken from the value in the fixed indexed accounts on a last in, first out basis.

Grace Period

What happens if there is insufficient accumulation value to cover the monthly charges?

If the accumulation value less any indebtedness is insufficient to cover the monthly charges on any monthly policy anniversary, a 61-day grace period begins. Your policy will remain in force during the grace period. You may make payments during the grace period to cover the insufficiency and continue your policy in force beyond the grace period. We will send you, and any assignee of record, at the last known address, at least 31 days prior to the end of the grace period, a written notice indicating the due date and the payment required to keep your policy in force.

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What is the payment required to keep the policy in force?

The payment required to keep your policy in force after the grace period commences is equal to three times the sum of all the monthly charges that were due at the beginning of the grace period, plus the premium charge that would apply, plus any required policy loan payment.

Any payments made during the grace period that either increase accumulation value or reduce indebtedness and that are sufficient to satisfy the required payment will keep your policy in force. Payments include any combination of premium payments, repayment of any indebtedness, or credits to the accumulation value. Once your payment has been satisfied, we will decrease the accumulation value by any unpaid monthly policy charges.

What happens if this payment is not made within the grace period?

If the payment is not made or postmarked by the end of the grace period, your policy will terminate.

What happens if the second death occurs during the grace period?

If the second death occurs during the grace period, the death proceeds will be paid to the beneficiary when we receive proof satisfactory to us of the second death.

Reinstatement

Can you reinstate your policy after it has terminated?

Yes. At any time within three years from the date of policy termination, you may ask us to restore your policy to an in force status, unless the policy has terminated because the surrender value proceeds have been paid. We will require:

(1)	your written request to reinstate this policy; and
(2)

that you submit to us at our home office or any place we designate during the lifetime of any insureds, evidence satisfactory to us of the insurability of any such insureds so that we may have time to act on the evidence during the lifetime of any such insureds; and

(3)	a payment that is sufficient to cover all monthly charges and policy loan interest due and unpaid during the grace period; and
(4)	a premium sufficient to keep the policy in force for three months after the date of the reinstatement.

What is the effective date of the reinstatement?

The effective date of the reinstated policy will be the first monthly policy anniversary on or following the date we approve your request to reinstate.

What are the surrender and policy issue charges at the reinstatement date?

The length of time the policy was not in force will not impact the amount of or reduce the period of time remaining on the surrender and policy issue charge schedules that were in place at the end of the grace period.

We will send you new policy data pages when your policy is reinstated.

How is the accumulation value calculated upon reinstatement?

The accumulation value upon the effective date of your reinstatement will be based upon the premium payment made to reinstate the policy less any applicable charges.

Surrender

May the policy be surrendered?

Yes. You may request to fully surrender your policy at any time before the second death. If you request a full surrender, your policy will terminate.

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Is there a surrender charge?

Yes. The surrender charge is shown on the policy data pages.

What is the surrender value of your policy?

The surrender value is the accumulation value less any unpaid policy charges which we assess against accumulation value, less any indebtedness, and less the surrender charge.

We determine the surrender value as of the end of the valuation date on which we receive your written surrender request.

Any surrender value available under the policy at any time other than the policy anniversary shall be calculated with allowance for lapse of time from the last preceding policy anniversary.

How do you surrender your policy?

Send your policy and a written request for surrender to us at our home office or any place we designate. We will send your surrender value proceeds to you in a single sum unless you request otherwise.

Is a partial surrender permitted?

Yes. You may make a partial surrender of your surrender value any time after the first policy anniversary. The amount of a partial surrender must be $500 or more.

With the level option a partial surrender will cause a decrease in the face amount equal to the amount surrendered.

What is the maximum partial surrender permitted?

The maximum amount of partial surrender permitted at any time is equal to:

(1)	the accumulation value of the policy; minus
(2)	any indebtedness; minus
(3)	the surrender charge; minus
(4)	three times the sum of all charges assessed at the most recent monthly anniversary closest to the date we receive your request ; minus
(5)	the Partial Surrender Transaction Charge.

Is there a charge for a partial surrender?

Yes. For a partial surrender, we charge a Partial Surrender Transaction Charge which is shown on the policy data pages.

May you direct us as to how partial surrenders will be taken from the accumulation value?

Yes. You may instruct us as to which accounts and in which proportions a partial surrender will be taken. However, any instruction to take a partial surrender from a fixed indexed account will apply on a last in, first out basis.

In the absence of any instructions, the partial surrenders will be taken from your accounts in the following order:

(1)	All partial surrenders will be taken first from the value in the guaranteed interest account.
(2)

If the partial surrender exceeds the value in the guaranteed interest account, the remaining amount of the partial surrender will be taken from the value in the variable separate account on a pro-rata basis based on the value in each sub-account.

(3)

If the amount of the partial surrender exceeds the value in the guaranteed interest account and variable separate account, the remaining amount of the partial surrender will be taken from the value in the interim account.

(4)

If the amount of the partial surrender exceeds the value in the guaranteed interest account, variable separate account and interim accounts, the remaining partial surrender will be taken from the value in the fixed indexed accounts on a last in, first out basis.

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Are there restrictions on the amount of the partial surrender?

Yes. If a requested partial surrender would cause your policy to be disqualified as life insurance under the Code Section 7702, we will not accept your request. In addition, unless you have specified otherwise in writing, if a requested partial surrender would cause your policy to be classified as a modified endowment contract under the Code Section 7702, we will not accept your request.

May policy payments be deferred?

Yes. We reserve the right to defer surrender and partial surrender payments for up to six months from the date of your written request, if surrender and partial surrender payments are based upon accumulation values that do not depend on the investment performance of the variable separate account. In that case, if we postpone our payment for more than 31 days, we will pay you interest at the guaranteed interest rate as shown on the policy data pages for the period during which payment is postponed.

In addition, we reserve the right to defer surrender and partial surrender payments, transfers, policy loans and the payment of death benefit proceeds for the following: (a) for any period during which the New York Stock Exchange is closed for trading (except for normal holiday closing); (b) when the Securities and Exchange Commission has determined that a state of emergency exists which may make such payment impractical, or (c) the Securities and Exchange Commission, by order, permits deferral for the protection of owners.

If required under applicable law, we may block an owner’s policy or restrict policy transactions and thereby refuse to pay any request for transfer, surrender, partial surrender, policy loans or death benefit proceeds until instructions are received from the appropriate regulator. We may provide additional information about the owner, the policy, and the policy’s accounts to government regulators.

What if the death of the second insured occurs after we receive your surrender request?

If the death of the second insured occurs after we receive your surrender request in good order, we will pay the surrender value proceeds, if any, to you or to your estate. We will not pay any death proceeds to the beneficiary.

Additional Information

Can you assign your policy?

Yes. Your policy may be assigned. The assignment must be in writing and filed with us at our home office or any place we designate. Unless you specify otherwise, the assignment will take effect on the date you sign the notice of assignment. We assume no responsibility for the validity or effect of any assignment of this policy or of any interest in it. Any surrender value or death proceeds which become payable to the assignee will be payable in a single sum. Any payments made or actions taken by us, prior to the receipt of this notice, will remain in effect. Any claim made by an assignee will be subject to proof of the assignee’s interest and the extent of that interest.

What if the age or sex (if applicable) of either insured is misstated?

If the age or sex (if applicable) of either insured has been misstated, we will adjust the death proceeds based on what the last monthly charges would have purchased at the correct age and sex (if applicable). No other adjustments will be made.

What are the administrative requirements for processing transactions?

We will process requested transactions, payments and changes under this policy only after we have received your written request. Administrative requirements, which may change from time to time, may include proper completion of forms, valid instructions, and authorizations, or other administrative or evidentiary requirements.

We reserve the right to require you or other persons providing a signature, in connection with a disbursement of any amounts under the policy or a change in beneficial rights under the policy, to provide a notarized signature.

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When does your policy become incontestable?

After this policy has been in force during the lifetime of the surviving insured for two years from the policy date, we cannot contest this policy, except for nonpayment of premiums or for fraud in the procurement of the policy, when permitted by applicable law in the state where the policy is delivered or issued for delivery. If the death of the second insured occurs within two years from the policy date, death proceeds will not be paid until after we confirm that the insured was covered under this policy. Contest will be based on information in any application that is material to the risk accepted or the hazard assumed by us.

However, if there has been a policy change or reinstatement for which we required evidence of insurability, that policy change or reinstatement will be contestable for two years during the lifetime of the surviving insured, from the effective date of the policy change or reinstatement.

Is there a suicide exclusion?

Yes. If all insureds or the last insured, whether sane or insane, die by suicide within two years of the policy date, our liability will be limited to an amount equal to the premiums paid for this policy less any indebtedness, and less any partial surrenders.

If there has been a policy change or reinstatement for which we required evidence of insurability, and if all insureds or the last insured dies by suicide within two years from the effective date of the policy change or reinstatement, our liability with respect to the policy change or reinstatement will be limited to an amount equal to the portion of the monthly charges associated with that policy change or reinstatement.

Are we required to provide information to government regulators?

We may be required to provide information to government regulators regarding the policy, policyowner, and premium payments.

Does this policy conform to Interstate Insurance Product Regulation Commission Standards?

Yes. This policy was approved under the authority of the Interstate Insurance Product Regulation Commission and issued under Commission standards. Any provision of this policy which is in conflict with the applicable Interstate Insurance Product Regulation Commission standards for this product type as of that provision’s effective date of Commission policy approval, is hereby amended to conform to the applicable Interstate Insurance Product Regulation Commission standards in effect as of the provision’s effective date of Commission policy approval.

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JOINT LIFE SURVIVORSHIP VARIABLE UNIVERSAL LIFE INSURANCE POLICY

Flexible Premium Joint Second Death Variable Universal Life Insurance with Fixed Indexed Account Options

Nonparticipating

Minnesota Life Insurance Company, a stock company, is a subsidiary of Minnesota Mutual Companies, Inc., a mutual holding company. You are a member of the Minnesota Mutual Companies, Inc., which holds its annual meetings on the first Tuesday in March of each year at 3 p.m. local time. The meetings are held at [400 Robert Street North, St. Paul, Minnesota 55101-2098].

ICC22-20258